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Exhibit 8.2

Form of Weil, Gotshal & Manges LLP Tax Opinion

[Weil, Gotshal & Manges LLP]

                        , 2005

Board of Directors
Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, Indiana 46240

Ladies and Gentlemen:

        We have acted as counsel to Great Lakes Chemical Corporation, a Delaware corporation ("Great Lakes"), in connection with the proposed merger (the "Merger") of Copernicus Merger Corporation ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of Crompton Corporation, a Delaware corporation ("Crompton"), with and into Great Lakes pursuant to the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, Crompton's registration statement on Form S-4 relating to the Merger (the "Registration Statement") to which this opinion appears as an exhibit.

        In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in (i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of Great Lakes, Merger Sub and Crompton; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of Great Lakes, Merger Sub and Crompton and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without independent investigation or verification) certain statements, representations, covenants and agreements made by Great Lakes, Merger Sub and Crompton, including factual statements and representations set forth in their respective certificates delivered to us for purposes of this opinion (the "Representation Letters").

        In rendering our opinion, we have assumed that (i) the Registration Statement, the Merger Agreement and the Representation Letters reflect all the material facts relating to the Merger, Great Lakes and Crompton, (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware, (iii) any statement made "to the knowledge of" or similarly qualified is correct without such qualification, (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement, and (v) the Merger will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement. Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness of the statements, representations, covenants and agreements made by Great Lakes and Crompton (including those set forth in the Representation Letters). Any change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Representation Letters may affect the conclusions stated herein.

        We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

        Based upon the facts and statements set forth above, the applicable law in effect on the date hereof, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm, as of the date hereof, the opinion of Weil, Gotshal & Manges LLP which is attributed to us in the Registration Statement under the heading "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS," insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein.

        Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein under the heading of "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" and "LEGAL MATTERS." This opinion is rendered solely for your benefit in connection with the transactions described above. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
Weil, Gotshal & Manges LLP

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  Exhibit 8.2